Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 28, 2021	CONTACT INVESTOR RELATIONS
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED

MARCH 31, 2021

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported net income of $4.7 million, or $1.35 per share, for the first three months of 2021. Net income for the three months ended March 31, 2021, increased by $1.5 million (46.6%), from the three months ended March 31, 2020, primarily due to higher non-interest income and lower interest expense. For the first three months of 2021, the return on average assets (ROA) was 1.22% and the return on average equity (ROE) was 12.30%.

During the three months ended March 31, 2021, total assets increased by $60.7 million (4.1%), with interest-earning assets increasing by $59.7 million (4.3%) from December 31, 2020. Earning assets represented 93.7% of total assets at March 31, 2021, and 93.5% of total assets at December 31, 2020. The increase in total assets and interest earning assets for the three months was primarily the result of the Bancorp’s involvement in the second round of the U.S. Small Business Administration’s Paycheck Protection Program (PPP), and increased cash balances related to strong core deposit growth.

“If we have learned anything over the last year, it’s how much can change in a quarter. This time last year, we were all dealing with the upheaval of COVID; at the beginning of this quarter, we were experiencing political instability and uncertainty around the roll-out of COVID vaccines. In a few short months, a great deal of certainty has returned to the financial services industry, and the gains we made in 2020 continue to pay off as the economy improves,” said Benjamin Bochnowski, president and chief executive officer. “Interest expense is down significantly over the past year, and we believe there is room to continue to drive expense down over the coming quarter as longer-term time deposits continue to mature. That said, we maintain strong core funds and are very competitive in the local market for deposits.”

He continued, “Our mortgage business remains strong, and the pipeline remains robust despite seasonality in the mortgage market early in the year. Business confidence continues to improve, and we have been able to grow business banking relationships in the first quarter. Supporting this all are efficiency gains and digitalization projects that really took hold during the pandemic, including key enhancements to our commercial underwriting and customer relationship management system as we implement Salesforce as our primary customer engagement platform.”

“Finally, our stated intention to apply for listing on the NASDAQ continues to move forward as expected. Our listing application was filed on April 20, 2021, and our, goal remains to be listed on the NASDAQ by the end of the second quarter of 2021. We continue to believe that this will help us be more competitive, attract capital, and retain talent to execute our strategic plans,” he added.

Net Interest Income

Net interest income totaled $12.0 million for the three months ended March 31, 2021, compared to $10.7 million for the three months ended March 31, 2020, an increase of $1.4 million or 12.9%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.58% for the three months ended March 31, 2021, compared to 3.64% for the three months ended March 31, 2020. The increased net interest income for the three months ended March 31, 2021, was primarily the result of the growth of interest-earning assets and lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. The decrease in the net interest margin for the three months ended March 31, 2021, is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management continues to adjust deposit pricing to align with the current interest rate cycle.

Noninterest Income

Noninterest income from banking activities totaled $4.3 million for the three months ended March 31, 2021, compared to $3.5 million for the three months ended March 31, 2020, an increase of $767 thousand or 21.6%. The increase in gain on sale of loans is the result of the current economic and rate environment, and our ability to close loans in a timely fashion during a period of record demand. We anticipate the demand for mortgage loans will return to more normal levels as the current low rate environment persists or rates return to higher levels. The increase in wealth management income is the result of the Bancorp’s continued focus on expanding its wealth management line of business. The decrease in gains on the sale of securities is a result of current market conditions and managing current securities cash flows.

Noninterest Expense

Noninterest expense totaled $10.3 million for the three months ended March 31, 2021, compared to $10.0 million for the three months ended March 31, 2020, an increase of $339 thousand or 3.4%. For the three months ended March 31, 2021, the increase in compensation and benefits is primarily the result of management’s continued focus on talent management and retention. The increase in other operating expenses is primarily the result of investments in strategic initiatives.

The Bancorp’s efficiency ratio was 63.2% for the three months ended March 31, 2021, compared to 70.3% for the three months ended March 31, 2020. The improvement in the efficiency ratio is the result of higher noninterest income and lower interest expense. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $974.1 million on March 31, 2021, compared to $966.6 million on December 31, 2020, an increase of $7.5 million or 0.8%. The increase is the result of the Bancorp’s participation in the second round of PPP and organic loan portfolio growth in the commercial real estate, construction and land development, multifamily, and manufactured homes portfolios. During the first three months of 2021 the Bancorp originated $94.9 million in new commercial notes, compared to $54.1 million during the three months ended March 31, 2020. During the three months ended March 31, 2021, the Bancorp originated $49.1 million in new fixed rate mortgage loans for sale, compared to $24.9 million during the three months ended March 31, 2020. The loan portfolio represents 66.7% of earning assets and is comprised of 63.3% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $422.9 million at March 31, 2021, compared to $410.7 million at December 31, 2020, an increase of $12.2 million or 3.0%. The increase is attributable to increased investment in the securities portfolio. The securities portfolio represents 29.0% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $68.0 million on March 31, 2021, compared to $19.9 million on December 31, 2020, an increase of $48.1 million or 241.4%. The increase in cash and cash equivalents is the Bancorp’s participation in the second round PPP and customer’s continued preference toward security and liquidity of assets.

Funding

On March 31, 2021, core deposits totaled $1.1 billion, compared to $1.0 billion on December 31, 2020, an increase of $67.1 million or 6.6%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits, participation in the second round of PPP, and the result of economic stimulus funds retail customers received in the first quarter of 2021. Core deposits include checking, savings, and money market accounts and represented 79.4% of the Bancorp’s total deposits at March 31, 2021. During the first three months of 2021, balances for checking and savings accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments, and participation in the second round of PPP. During the first three months of 2021, balances for money market accounts decreased as part of cyclical outflows of balances. On March 31, 2021, balances for certificates of deposit totaled $282.1 million, compared to $284.8 million on December 31, 2020, a decrease of $2.7 million or 1.0%. In addition, on March 31, 2021, borrowings and repurchase agreements totaled $15.9 million, compared to $19.9 million at December 31, 2020, a decrease of $3.9 million or 19.9%. The decrease in short-term borrowings was the result of paydowns on the Bancorp’s outstanding borrowed funds, offset against cyclical inflows of repurchase agreement balances.

Asset Quality

At March 31, 2021, non-performing loans totaled $12.9 million, compared to $14.4 million at December 31, 2020, a decrease of $1.5 million or 10.5%. The Bancorp’s ratio of non-performing loans to total loans was 1.32% at March 31, 2021, compared to 1.49% at December 31, 2020. The Bancorp’s ratio of non-performing assets to total assets was 0.92% at March 31, 2021, compared to 1.06% at December 31, 2020.

For the three months ended March 31, 2021, $578 thousand in provisions to the ALL were required, compared to $514 thousand for the three months ended March 2020, an increase of $64 thousand or 12.5%. The increase in provision for the quarter relates to continued uncertainties related to the COVID-19 pandemic. For the three months ended March 31, 2021, recoveries, net of charge-offs, totaled $10 thousand. At March 31, 2021, the allowance for loan losses totaled $13.0 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.34% at March 31, 2021, compared to 1.29% at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 101.5% at March 31, 2021, compared to 86.7% at December 31, 2020.

Management also considers reserves that are not part of the ALL that have been established from acquisition activity. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At March 31, 2021, total purchased credit impaired loan reserves totaled $2.0 million compared to $2.1 million at December 31, 2020. Additionally, the Bancorp has acquired loans where there was no evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, a net fair value discount was established for loans acquired and totaled $1.7 million at March 31, 2021, compared to $2.0 million at December 31, 2020. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.72% at March 31, 2021, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 130.42% at March 31, 2021. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At March 31, 2021, shareholders’ equity stood at $150.1 million, and tangible capital represented 8.7% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2021, were 14.6% for total capital to risk-weighted assets, 13.4% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.5% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $43.16 per share at March 31, 2021, compared to $44.16 at December 31, 2020, a decrease of $1.00 or 2.3%.

Impacts of COVID-19

The COVID-19 pandemic began to affect the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●

Participating in the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), a program initiated to help small businesses maintain their workforces during the pandemic. As of March 31, 2021, the Bancorp approved 782 applications totaling $91.5 million for the first round, with an average loan size of approximately $117 thousand. These loans helped local business owners retain 10,758 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for the first round of the program, and fees will be earned over the life of the associated loans. The first round of PPP closed in August of 2020. On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021, which included provisions for a second round of PPP funding in 2021. The Bancorp is currently participating in the second round of the program. As of March 31, 2021, the Bancorp approved 350 applications totaling $34.6 million for the second round, with an average loan size of approximately $98,989. These loans will help local business owners retain 4,080 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 5.10% for this program, and fees will be earned over the life of the associated loans. As of March 31, 2021, the Bancorp had remaining loan balances under the Paycheck Protection Program totaling $66.3 million.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying a loan customer’s repayment obligation if the customer’s cash flow has been negatively impacted by the pandemic. The Bancorp’s management anticipates that additional borrower deferral and modification requests will continue in 2021. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of March 31, 2021, are as follows:

(Dollars in thousands)	(Unaudited)
As of March 31, 2021	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only payment	18	$1,932	9	$10,960
Full payment deferral	2	153	2	482
Total $	20	$2,085	11	$11,442

●

As the Bancorp continues to monitor the borrowers that are in and outside of deferral status, some loan relationships may be deemed non-performing. As of March 31, 2021, a single large commercial real estate loan relationship, which operates a hotel, with a carrying balance of $5.3 million, remains in deferral and was deemed non-performing after COVID-19 pandemic stresses negatively impacted weak operating performance which occurred prior to the pandemic. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses was allocated as of March 31, 2021. As of March 31, 2021, the customer has opened a payment reserve account with the Bancorp to be used for future contractual payments and is currently in compliance with all modified loan terms. No other material COVID-19 impacted loans that are in deferral status have been deemed non-performing at this time. As of March 31, 2021, a total of 150 loans have come out of COVID-19 related deferral status with carrying balances of $69.0 million. All of these loans continue to be performing, except one commercial real estate loan with a carrying balance of $835 thousand and one residential real estate loan with a carrying balances of $108 thousand.

●

Key loan data, sourced from origination or last credit review, for loans secured by restaurants, hotels, and retail non-owner occupied properties indicate the following weighted average loan-to-value and debt service coverage. As of March 31, 2021, loans secured by restaurants totaled $26.5 million and represented 3% of the loan portfolio, and had a weighted average debt coverage ratio of 1.60 and loan to value of 51%. The restaurant portfolio is comprised of 51% quick service and fast casual loan balances. As of March 31, 2021, loans secured by hotels totaled $35.6 million and represented 4% of the loan portfolio, and had a weighted average debt coverage ratio of 0.85 and loan to value of 65%. The hotel weighted average debt coverage was reduced at March 31, 2021, due to the refreshment of debt coverages for two hotels in the first quarter of 2021. Both hotels are considered performing at March 31, 2021.The hotel portfolio is comprised of 93% flagged hotel loan balances. As of March 31, 2021, loans secured by retail non-owner occupied properties totaled $66.0 million and represented 7% of the loan portfolio, and had a weighted average debt coverage of 1.64 and loan to value of 57%.

●	Maintaining a strong liquidity position to support funding demand. The Bancorp has sufficient on balance sheet liquidity and contingent liquidity sources to meet funding demand.

●	Implementing remote working policies for the Bancorp’s workforce. 142 employees or 54% of the workforce have been provided remote work capabilities to support social distancing measures.

●

Keeping the Bancorp’s 22 banking centers open during the pandemic. In an effort to maintain safe social distancing practices and ensure banking processes continue to run efficiently, drive-ups are open and fully functional, and a wide range of digital banking options are available. With the exception of our Taft and Orland Park-Wolf Road Banking Centers transitioning to a drive-up-only facility and our Dyer Banking Center lobby available by appointment, all Banking Centers’ lobbies are open. Customers can make appointments conveniently via the Bank’s website.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, digital and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This press release includes certain financial measures that are identified as non-GAAP. However, certain non-GAAP performance measures are used by management to evaluate and measure the Bancorp’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Return on equity	12.30%	9.38%
Return on assets	1.22%	0.97%
Basic earnings per share	$1.35	$0.92
Diluted earnings per share	$1.35	$0.92
Yield on loans	4.41%	4.84%
Yield on security investments	2.02%	2.37%
Total yield on earning assets	3.59%	4.22%
Cost of deposits	0.19%	0.72%
Cost of repurchase agreements	0.28%	1.34%
Cost of borrowed funds	2.70%	2.65%
Total cost of funds	0.20%	0.75%
Net interest margin - tax equivalent	3.58%	3.64%
Noninterest income / average assets	1.12%	1.07%
Noninterest expense / average assets	2.69%	3.02%
Net noninterest margin / average assets	-1.57%	-1.95%
Efficiency ratio	63.19%	70.33%
Effective tax rate	14.04%	13.82%
Dividend declared per common share	$0.31	$0.31

	(Unaudited)
	March 31,	December 31,
	2021	2020
Net worth / total assets	9.64%	10.21%
Book value per share	$43.16	$44.16
Non-performing assets to total assets	0.92%	1.06%
Non-performing loans to total loans	1.32%	1.49%
Allowance for loan losses to non-performing loans	101.49%	86.72%
Allowance for loan losses to loans outstanding	1.34%	1.29%
Foreclosed real estate to total assets	0.03%	0.04%

Consolidated Statements of Income	(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,
	2021	2020
Interest income:
Loans	$10,746	$11,029
Securities & short-term investments	1,981	1,840
Total interest income	12,727	12,869
Interest expense:
Deposits	651	2,064
Borrowings	30	134
Total interest expense	681	2,198
Net interest income	12,046	10,671
Provision for loan losses	578	514
Net interest income after provision for loan losses	11,468	10,157
Noninterest income:
Gain on sale of loans held-for-sale, net	2,049	1,153
Fees and service charges	1,066	1,049
Wealth management operations	607	554
Gain on sale of securities, net	417	510
Increase in cash value of bank owned life insurance	169	169
(Loss) gain on sale of foreclosed real estate, net	(9)	60
Other	14	51
Total noninterest income	4,313	3,546
Noninterest expense:
Compensation and benefits	5,530	5,217
Occupancy and equipment	1,372	1,409
Data processing	528	556
Marketing	199	208
Federal deposit insurance premiums	180	196
Other	2,529	2,413
Total noninterest expense	10,338	9,999
Income before income taxes	5,443	3,704
Income tax expenses	764	512
Net income	$4,679	$3,192

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	March 31,	December 31,	Change	Mix
	2021	2020	%	%
Total assets	$1,558,218	$1,497,525	4.1%	n/a
Cash & cash equivalents	68,009	19,922	241.4%	n/a
Certificates of deposit in other financial institutions	1,474	1,897	-22.3%	n/a
Securities - available for sale	422,868	410,669	3.0%	n/a

Loans receivable:
Commercial real estate	$304,851	$298,257	2.2%	31.3%
Residential real estate	277,465	285,651	-2.9%	28.5%
Commercial business	162,375	156,965	3.4%	16.7%
Construction and land development	97,400	93,562	4.1%	10.0%
Multifamily	51,933	50,571	2.7%	5.3%
Home equity	36,273	39,286	-7.7%	3.7%
Manufactured Homes	33,632	30,904	8.8%	3.5%
Government	9,372	10,142	-7.6%	1.0%
Consumer	438	1,025	-57.3%	0.0%
Farmland	315	215	46.5%	0.0%
Total loans	$974,054	$966,578	0.8%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$286,969	$241,620	18.8%	21.0%
Interest bearing checking	279,984	274,867	1.9%	20.5%
Savings	271,910	254,108	7.0%	19.9%
Money market	245,750	246,916	-0.5%	18.0%
Total core deposits	1,084,613	1,017,511	6.6%	79.4%
Certificates of deposit	282,081	284,828	-1.0%	20.6%
Total deposits	$1,366,694	$1,302,339	4.9%	100.0%

Borrowings and repurchase agreements	$15,917	$19,860	-19.9%
Stockholder's equity	150,139	152,922	-1.8%

Asset Quality	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	Change
	2021	2020	%
Nonaccruing loans	$12,257	$13,799	-11.2%
Accruing loans delinquent more than 90 days	599	566	5.8%
Securities in non-accrual	944	929	1.6%
Foreclosed real estate	491	538	-8.7%
Total nonperforming assets	$14,291	$15,832	-9.7%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$1,884	$1,775	6.1%
ALL general allowances for loan portfolio	11,163	10,683	4.5%
Total ALL	$13,047	$12,458	4.7%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$407	$155	162.6%
Nonaccruing troubled debt restructurings, compliant (2)	366	383	-4.4%
Accruing troubled debt restructurings	1,210	1,583	-23.6%
Total troubled debt restructurings	$1,983	$2,121	-6.5%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	At March 31,
	2021	Required
	Actual Ratio	To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	13.4%	N/A
Tier 1 capital to risk-weighted assets	13.4%	N/A
Total capital to risk-weighted assets	14.6%	N/A
Tier 1 capital to adjusted average assets	8.5%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	13.2%	6.5%
Tier 1 capital to risk-weighted assets	13.2%	8.0%
Total capital to risk-weighted assets	14.5%	10.0%
Tier 1 capital to adjusted average assets	8.3%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	March 31, 2021			March 31, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$51,688	$12	0.09	$13,488	$107	3.17
Federal funds sold	788	-	-	5,713	14	0.98
Certificates of deposit in other financial institutions	1,598	8	2.00	1,967	14	2.85
Securities available-for-sale	383,877	1,941	2.02	281,584	1,670	2.37
Loans receivable	975,593	10,746	4.41	911,877	11,029	4.84
Federal Home Loan Bank stock	3,918	20	2.04	3,912	35	3.58
Total interest earning assets	1,417,462	$12,727	3.59	1,218,541	$12,869	4.22
Cash and non-interest bearing deposits in other financial institutions	33,719			19,081
Allowance for loan losses	(12,662)			(9,046)
Other noninterest bearing assets	98,316			93,852
Total assets	$1,536,835			$1,322,428

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,348,160	$651	0.19	$1,147,163	$2,064	0.72
Repurchase agreements	14,479	10	0.28	11,934	40	1.34
Borrowed funds	2,967	20	2.70	14,193	94	2.65
Total interest bearing liabilities	1,365,606	$681	0.20	1,173,290	$2,198	0.75
Other noninterest bearing liabilities	19,049			13,010
Total liabilities	1,384,655			1,186,300
Total stockholders' equity	152,180			136,128
Total liabilities and stockholders' equity	$1,536,835			$1,322,428

Return on average assets	1.22%			0.97%
Return on average equity	12.30%			9.38%
Net interest margin (average earning assets)	3.40%			3.50%
Net interest margin (average earning assets) - tax equivalent	3.58%			3.64%

	Table 1 - Reconciliation of the Non-GAAP Performance Ratios

	(Dollars in thousands)	Three Months Ended
	(unaudited)	March 31, 2021	March 31, 2020
	Calculation of core net income
	Net income	$4,679	$3,192
	Realized loss/(gain) on securities	(417)	(510)
	Core deposit accretion	248	248
	Purchase discount amortization	(326)	(389)
	Related tax benefit/(cost)	104	137
(A)	Core net income	$4,288	$2,678

	Calculation of core diluted earnings per share
(A)	Core net income	$4,288	$2,678
	Diluted average common shares outstanding	3,471,604	3,458,505
	Core diluted earnings per share	$1.24	$0.77

	Calculation of core return on average assets
(A)	Core net income	$4,288	$2,678
	Average total assets	1,536,835	1,322,428
	Core return on average assets	1.12%	0.81%

	Calculation of core pre-provision net revenue
	Net interest income	$12,046	$10,671
	Non-interest income	4,313	3,546
	Non-interest expense	(10,338)	(9,999)
	Pre-provision net revenue	6,021	4,218
	Realized loss/(gain) on securities	(417)	(510)
	Core deposit accretion	248	248
	Purchase discount amortization	(326)	(389)
(B)	Core pre-provision net revenue	$5,526	$3,567

	Calculation of core pre-provision net revenue to average assets
(B)	Core pre-provision net revenue	$5,526	$3,567
	Average total assets	1,536,835	1,322,428
	Core pre-provision net revenue to average assets	1.44%	1.08%

	Calculation of tangible assets (excluding PPP)
	Total assets	$1,558,218	$1,349,927
	Goodwill	(11,109)	(11,109)
	Other Intangibles	(3,871)	(4,865)
	Paycheck Protection Plan ("PPP") loans	(66,295)	-
(C)	Tangible assets (excluding PPP)	$1,476,943	$1,333,953

	Calculation of tangible common equity
	Total stockholder's equity	$150,139	$140,655
	Goodwill	(11,109)	(11,109)
	Other intangibles	(3,871)	(4,865)
(D)	Tangible common equity	$135,159	$124,681

	Calculation of tangible common equity to tangible assets (excluding PPP)
(D)	Tangible common equity	$135,159	$124,681
(C)	Tangible assets (excluding PPP)	1,476,943	1,333,953
	Tangible common equity to tangible assets	9.15%	9.35%

	Calculation of average tangible common equity
	Average stockholder's common equity	$152,180	$136,128
	Average goodwill	(11,109)	(11,109)
	Average other intangibles	(4,018)	(5,008)
(E)	Average tangible stockholders' common equity	$137,053	$120,011

	Calculation of core return on average common equity
(A)	Core net income	$4,288	$2,678
(E)	Average tangible common equity	137,053	120,011
	Core return on average common equity	12.51%	8.92%

	(Dollars in thousands)	Three Months Ended
	(unaudited)	March 31, 2021	March 31, 2020
	Calculation of core yield on loans
	Interest income on loans	$10,746	$11,029
	Loan accretion income	(389)	(326)
	Adjusted interest income on loans	10,357	10,703
	Average loan balances	975,593	911,877
	Core yield on loans	4.25%	4.69%

	Calculation of adjusted allowance for loan loss to total loans
	Allowance for loan losses	$(13,047)	$(9,511)
	Additional reserves not part of the allowance for loan loss	(3,720)	(5,626)
(F)	Adjusted allowance for loan loss	(16,767)	(15,137)
	Total loans	974,054	918,962
	Adjusted allowance for loan loss to total loans	1.72%	1.65%

	Calculation of adjusted allowance for loan loss to nonperforming loans
(F)	Adjusted allowance for loan loss	$(16,767)	$(15,137)
	Nonperforming loans	12,856	8,075
	Adjusted allowance for loan loss to nonperforming loans (coverage ratios)	130.42%	187.46%

	Calculation of adjusted allowance for loan loss to total loans excluding PPP
(F)	Adjusted allowance for loan loss	$(16,767)	$(15,137)
	Total loans	974,054	911,877
	PPP loans	(66,295)	-
	Total loans excluding PPP	907,759	911,877
	Adjusted allowance for loan loss to total loans excluding PPP	1.85%	1.66%

	Calculation of core revenue
	Net interest income	$12,046	$10,671
	Non-interest income	4,313	3,546
	Realized loss/(gain) on securities	(417)	(510)
(G)	Core revenue	$15,942	$13,707

	Calculation of core non-interest expense
	Non-interest expense	$10,338	$9,999
	Core deposit accretion	248	248
	Purchase discount amortization	(326)	(389)
(H)	Core non-interest expense	$10,260	$9,858

	Calculation of core efficiency ratio
(H)	Core non-interest expense	$10,260	$9,858
(G)	Core revenue	15,942	13,707
	Core efficiency ratio	64.36%	71.92%

	Calculation of core non-interest expense to total average assets
(H)	Core non-interest expense	$10,260	$9,858
	Average total assets	1,536,835	1,322,428
	Core non-interest expense to total average assets	0.67%	0.75%

	Calculation of tax adjusted net interest margin
	Net interest income	$12,046	$10,671
	Tax adjusted interest on securities and loans	633	427
	Adjusted net interest income	12,679	11,098
	Total average earning assets	1,417,462	1,218,541
	Tax adjusted net interest margin	3.58%	3.64%